                                                                                                                    Exhibit 12.1

                                                     Sovereign Bancorp, Inc.
                                        Computation of Ratio of Earnings to Fixed Charges

                                          THREE MONTHS
                                         ENDED MARCH 31                           YEAR ENDED DECEMBER 31
                                       ------------------       ---------------------------------------------------------------
                                        2004       2003           2003         2002         2001          2000          1999
                                       -------    -------       ---------    ---------    ---------     ---------     ---------
FIXED CHARGES:

Interest on deposits                    65,012     93,651         320,689      458,287      705,886       735,087       440,826
Interest on borrowings                 111,935    104,273         403,434      441,637      462,307       679,837       551,847
Preference Dividends                         -          -               -            -            -             -             -
Accretion of debt premium and
  issuance expense                       2,693      1,767           5,543        8,295        6,041        11,555         5,073
Portion of rent expense
  representative of interest            11,357     11,894          47,280       51,002       51,306        29,584         5,487
Total Fixed Charges including
  deposit interest                     190,997    211,585         776,946      959,221    1,225,540     1,456,063     1,003,233
Total Fixed Charges excluding
  deposit interest                     125,985    117,934         456,257      500,934      519,654       720,976       562,407


EARNINGS:

Income before taxes                    135,017    105,066         554,899      466,555      139,870       (90,232)      268,614
Minority interest expense
  (Grossed up for taxes)                (7,181)    (7,573)        (30,110)     (30,880)     (25,577)      (10,288)            -
Less: Preference Security
  Dividends                                  -          -               -            -            -             -             -
Minority interest expense (pre-
  tax)                                   5,436      5,468          21,805       22,635       21,362         6,687            -
Total fixed charges including
  deposit interest                     190,997    211,585         776,946      959,221    1,225,540     1,456,063     1,003,233
Total earnings including deposit
  interest in fixed charges            324,269    314,546       1,323,541    1,417,532    1,361,195     1,362,230     1,271,847

Income before taxes                    135,017    105,066         554,899      466,555      139,870       (90,232)      268,614
Total fixed charges excluding
  deposit interest                     125,985    117,934         456,257      500,934      519,654       720,976       562,407
Total earnings excluding deposit
  interest in fixed charges            261,002    223,000       1,011,156      967,489      659,524       630,744       831,021


RATIOS OR DEFICIENCY:

Earnings/fixed charges
----------------------
Including interest on deposits            1.70       1.49            1.70         1.48         1.11    deficiency          1.27
Excluding interest on deposits            2.07       1.89            2.22         1.93         1.27    deficiency          1.48

Deficiency in earnings to fixed
  charges including deposits               N/A        N/A             N/A          N/A          N/A        93,833           N/A
Deficiency in earnings to fixed
  charges excluding deposits               N/A        N/A             N/A          N/A          N/A        90,232           N/A


DETAILS OF COMPONENTS OF RENT
EXP:

Rent Expense                            20,683     20,688          83,432       88,631       84,138        51,995        16,461
less Sale-leaseback rent                 6,788      6,788          27,151       27,151       27,151        13,575             -
Net                                     13,895     13,900          56,281       61,480       56,987        38,420        16,461
1/3 of rent expense                      4,632      4,633          18,760       20,493       18,996        12,807         5,487
+ sale-leaseback interest                6,725      7,261          28,520       30,509       32,310        16,777             -
                                        11,357     11,894          47,280       51,002       51,306        29,584         5,487